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                                                                 Exhibit 3.24(a)

                           ARTICLES OF INCORPORATION

                                      OF

                       EAST KENTUCKY ENERGY CORPORATION


          The undersigned Incorporator has executed these Articles of Incorporation for the purpose of forming and does hereby form a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions:

                                       I.

          The name of the Corporation is East Kentucky Energy Corporation.

                                      II.

          The duration of the Corporation shall be perpetual.

                                      III.

          The purposes for which the Corporation is organized are to engage in any business enterprise which the Board of Directors may from time to time deem beneficial, profitable, and in the best interest of the Corporation, and to do all other things deemed by the Board of Directors to be necessary or desirable in connection with any of the Corporation's business; including, without limitation, to mine, process, buy and sell coal of various grades and sizes and generally to trade and deal in coal and coal byproducts and to engage in transactions incidental to such business. The Corporation shall have all the powers conferred upon a corporation organized under the provisions of Chapter 271A of the Kentucky Revised Statutes, and shall have all the powers necessary, proper, convenient or desirable in order to fulfill and further the purposes of the Corporation.

                                      IV.

          The number of shares that the Corporation shall have authority to issue shall be One Thousand Shares (1,000) of the par value of Ten Dollars ($10.00) each.
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                                       V.

          The address of the initial registered office of the Corporation shall be c/o IMEC, Inc., State Highway 40, (P.O. Box 423), Inex, Martin County, Kentucky 41224, and the initial registered agent located at that address shall be O.B. Bucklen.

                                      VI.

          The number of Directors constituting the initial Board of Directors shall be three (3), and the names and addresses of the persons who are to serve as the initial Directors are as follows:

          1.   E. Morgan Massey
               Third Floor, Massey Bldg.
               4th & Main Street
               Richmond, Virginia  23219

          2.   Wm. Blair Massey
               Third Floor, Massey Bldg.
               4th & Main Streets
               Richmond, Virginia  23219

          3.   O. B. Bucklen
               c/o IMEC, Inc.
               State Highway 40
               (P.O. Box 426)
               Inez, Martin County, Ky 41224


                                      VII.

          The name and address o fthe Incorporator is Stewart E. Connor, 2800 Citizens Plaza, Louisville, Kentucky 40202.

          Signed by the Incorporator at Louisville, Kentucky, this 28th day of August, 1974.

                                         /s/ Stewart E. Conner
                                         ----------------------------------
                                         Stewart E. Conner, Incorporator